EXHIBIT 10.2

First Fed

Executive Corporate

Annual Incentive Program

First Fed Executive Corporate Annual Incentive Program

Purpose:

This Executive Corporate Annual Incentive Program (the “Program”) is governed by the First Fed Master Incentive Plan (the “MIP” or the “Plan”), and is intended to provide an incentive to motivate eligible employees of First Fed (the “Bank”), for the execution of business objectives, alignment of interests to those of the Bank and its shareholders and to enable the Bank to attract and retain highly qualified talent. The MIP and the Executive Corporate Program is for the benefit of Covered Employees (as defined below) and administered by the Compensation Committee of the Bank (“the Committee”).

Interpretation:

This Program is governed by the MIP and should be read as such. Any terms not defined in this Program shall be interpreted as defined in the MIP. Any item not covered in this Program is governed by the provisions of the MIP. Any real or perceived conflict between the terms of this Program and the MIP shall be interpreted in light most favorable to the MIP

Covered Employees:

Participation in the Program is limited to employees that are designated as participants in the Human Resources Information System (“HRIS”), which is reviewed periodically by Human Resources for accuracy and proper designation. Participants will usually include those with EVP designation and the CEO.

Effective Date, Plan Year:

The MIP is in effect as of January 1st each year and ends on December 31st each year (the “Plan Year”) unless terminated or modified in accordance with the terms of the MIP.

Performance Period:

The Performance Period is an annual program that begins on January 1st and ends on December 31st each year.

Eligibility:

At the beginning of each Plan Year, the Committee will approve the list of positions eligible under the Program. Employees who are hired or transferred into a position after the Plan Year may be eligible to participate depending on the terms in the MIP.

Basis of Incentive Compensation Awards:

The Program is a cash award plan unless otherwise specified by the Committee. Covered Employees may receive an incentive compensation award under the Program based on the attainment of one or more performance objectives established by the Committee. The performance metrics may relate to financial and operational metrics of the Bank or any of its subsidiaries (the “Performance Goals”) and may include an individual performance component At least annually, the Committee shall establish a target incentive compensation award for each Covered Employee position. The Program expresses incentive opportunities as a percentage of base earnings. Base earnings are defined as base salary and wages payable by the Bank, prior to pre-tax deductions for contributions to qualified or non-qualified benefit plans or arrangements and excluding bonuses, incentives, and perquisites.

Program Overview:

The Program is based on a scorecard which includes Corporate Goals and an Individual Goal component. The Committee approves the components of the Program at the beginning of each Performance Period. The annual scorecard and potential payouts are generally established by the Committee no later than the first ninety (90) days of the applicable Performance Period.

Incentive Targets

Each Covered Employee has assigned an incentive target, calculated using the Covered Employees’ officer title/title and base earnings. The actual payout may be greater or less than the incentive target depending on the level of achievement of each performance metric.

Performance Metrics and Weightings

Corporate Goals include defined performance metrics, weightings and goals which determine the amount earned under each goal. Individual Goals may be determined in the same manner or determined solely through a qualitative assessment. Goals may be financial, operational, or non-financial, and may be evaluated on a quantitative or qualitative basis.

1.    Each performance metric is assigned a weighting (i.e., a percentage of the total award so that all metrics equal 100%). Weighting of Corporate and Individual goals may be determined by Officer or Job Title (i.e EVP or CFO).

2.    Corporate Performance Goals. Each goal will be assigned three performance levels, which earn the following payouts based on the level of actual achievement: Threshold (50% of the target incentive), Target (100% of target incentive) and Maximum (150% of the target incentive). Amounts below threshold earn a $0 payout. In no event may a Covered Employee earn more than 150%. Straight-line interpolation is used between performance levels to reward incremental achievement of Corporate Performance Goals. Corporate Performance Goals may be established at target-level performance only if it is impractical to establish a range of performance outcomes.

3.    Individual Goals. Each individual goal may be assigned performance levels in the manner stated above. Alternatively, goals may be established and measured through qualitative assessment of performance to make a determination regarding the level of results achieved (0% to 150% of target).

Award Payouts

The amount of any incentive compensation earned by each Covered Employee is determined based on the (A) Covered Employees’ incentive target (represented as a percent of annual base earnings assigned by Officer or job title), (B) the weighting of individual goal (assigned by Officer or job title) multiplied by the goal attainment and (C) the weighting of each corporate goal (assigned by Officer or job) multiplied by the goal attainment.

Each performance metric is defined at the beginning of each applicable Performance Period. The Committee will have sole discretion to further determine element(s) that will be included in or excluded from the calculation of any Corporate Goal and/or Individual goals. For example, nonrecurring items may be excluded in the calculation if they are in the best interest of shareholders or more accurately reflect the performance of the Bank. Likewise, Individual Goals may exclude certain items such as discontinuation of a product or service.

Payment of Awards:

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An incentive compensation award under the Program will be calculated and paid in cash unless the Committee deems it appropriate to pay in other form of compensation. No incentive compensation shall be paid to Covered Employees unless and until the Committee makes a determination with respect to the attainment of the performance targets for all performance goals. Payment of any incentive compensation award, less deferrals and applicable federal, state and local taxes, will be made as soon as practicable following the end of the Performance Period, but in no event before certification of the Committee on or before March 15 following the end of the Performance Period.

Delegee Designations: none

Adopted and Approved by the Compensation Committee: During March 18th, 2026 Compensation Committee Meeting

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First Fed Bank

Executive Corporate Program & Master Incentive Plan

Participant Acknowledgement

I acknowledge and agree as follows:

1.

Receipt / Review. I confirm that I have received access to the Executive Corporate Program & Master Incentive Plan documents (collectively the “Plan”) and have read and understand its terms and conditions.

2.

No Contract / No Guarantee. I understand that the Plan is not a contract of employment and does not create any guarantee of employment, continued employment, or any compensation. Participation in the Plan does not guarantee that I will receive an incentive award.

3.

Bank Discretion. I understand that eligibility, performance results, and any award determination are subject to the terms of the Plan and the Bank’s discretion and approvals, to the extent permitted by law.

4.	Right to Amend or Terminate. I understand the Bank may revise, amend, suspend, or terminate the Plan at any time, in whole or in part, to the extent permitted by applicable law.

5.	Taxes / Withholding. I acknowledge any payment under the Plan is subject to applicable tax withholding and other authorized deductions.

By signing below, I acknowledge that I have read and understand the Plan and agree to the terms above.

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Exhibit A – 2026 Incentive Opportunities and Weightings

2026 Incentive Opportunities:

The following presents the 2026 incentive opportunities:

Officer Title/Position	Opportunity as a % of Base Earnings
	Threshold	Target	Stretch
CEO	25%%	50%	75%
EVP	17.5%	35%	52.5%

2026 Weightings and Corporate Goals:

The weighting of Corporate Performance Goals and Individual Goals vary based on officer or job title.

Approved Corporate Goals
Incentive Goals		Threshold	Target	Stretch		Measurement
		50%	100%	150%	Target	Period
Individual Goal
Net Income		2,421,681	2,690,757	2,959,832	2,690,757	End of Year
NIM		3.14%	3.20%	3.26%	3.20%	Q4
NPAs/Assets		1.11%	0.89%	0.71%	0.89%	Q4
Efficiency Ratio		91.96%	87.58%	83.20%	87.58%	Q4

Weightings	Target Payout	Individual Goal	Net Income	NPA	Efficiency Ratio	NIM
CEO - Curt	50%	25%	25%	10%	20%	20%
CFO - Phyllis	35%	25%	25%	10%	25%	15%
CBO - TBD	35%	25%	25%	20%	5%	25%
CCO - Kyle	35%	25%	25%	25%	15%	10%
CIO - David	35%	25%	25%	10%	20%	20%
GC - Allison	35%	25%	20%	20%	15%	20%
CPO - TBD	35%	25%	25%	10%	30%	10%

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Exhibit B – Definitions

Performance Metric Definitions:

Corporate Goals

For the 2026 Plan Year, the Committee has approved the following corporate cash incentive performance measures based upon the consolidated performance of First Northwest Bancorp (FNWB):

●	Net Income as reported on the Consolidated Statements of Operations for the year ended December 31, 2026.

●	Net Interest Margin, which is defined as annualized fourth quarter interest income minus annualized fourth quarter interest expense divided by fourth quarter average earning assets

●	Nonperforming Assets / Assets, which is defined as total nonperforming assets divided by total assets as of December 31, 2026, expressed as a percentage.

●	Efficiency Ratio, which is defined as non-interest expenses divided by net interest income plus non-interest income as of the Quarter ended December 31, 2026, expressed as a percentage.

Individual Goal

This will be calculated by the average of quarterly review scores for the specific question regarding WIGs which is rated on a 5-point scale. This will be based only on the score of the question regarding WIGs on the quarterly review, not overall review scores. Average ratings will correspond according to the following: Threshold 2.5-2.9/ Target 3 -3.5 /Stretch 3.5-5 This is based on the 5-point rating scale aligning 3 with Meets Expectations. May be adjusted at CEO and Committee’s discretion.

Level and Quality of Earnings:

The Committee will review the calculated award payout under the Corporate Program and make a qualitative assessment regarding the level and quality of earnings. The assessment may include but is not limited to year-over-year earnings, industry/peer performance, and external events. Amounts may be increased or decreased at the full discretion of the Committee.

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